NEWSRELEASE

Teledyne Appoints Bob Malone to Board of Directors

THOUSAND OAKS, Calif. – June 18, 2015 – Teledyne Technologies Incorporated (NYSE:TDY) announced today the appointment of Robert A. Malone, Executive Chairman, President and Chief Executive Officer of First Sonora Bancshares, to the company’s board of directors, effective July 1, 2015. The addition of Mr. Malone raises the number of board members to 11.

Mr. Malone joined Sonora Bank following his retirement from BP p.l.c. in 2009. Previously, he served as an Executive Vice President of BP and was the Chairman and President of BP America Inc. from July 2006 until March 2009.

“I am very pleased that Bob has agreed to join our Board,” said Robert Mehrabian, Chairman, President and Chief Executive Officer of Teledyne. “Bob’s extensive experience in the energy and natural resources industries will deepen our insight into these complex, global markets.”

Prior to his retirement from BP, Mr. Malone was BP’s chief representative in the United States and served on BP’s Executive Management team in London. At that time, the company was one of the United States’ largest producers of oil and natural gas. Prior to this role, Mr. Malone served as the Chief Executive of BP Shipping Limited from November 2002 until July 2006. He also served from March 1993 to April 1996 as a Member, and then Chairman, of the Owners Committee of the Trans Alaska Oil Pipeline System (TAPS). In April 1996, he was named by the Owners Committee as the President, CEO and COO of the operating company for TAPS, Alyeska Pipeline Service Company. Malone served in that capacity until April 2000, when he was asked to lead the integration efforts for BP’s acquisition of the Atlantic Richfield Corporation (ARCO). Mr. Malone began his career in 1974 with Kennecott Copper Corporation as a Pyro-Metallurgical Engineer in the copper mines of the Western United States.

He currently serves as an Independent Director of the Halliburton Company and Peabody Energy Corporation. He is also a Director of the privately held First Sonora Bancshares and INTERA Incorporated.

Mr. Malone holds a Bachelor of Science degree in Metallurgical Engineering from the University of Texas at El Paso, and was an Alfred P. Sloan Fellow at the Massachusetts Institute of Technology where he received a Master of Science in Management.

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542